Exhibit 10.1

NEWMARKET CORPORATION

$250,000,000

NOTE PURCHASE AGREEMENT

Dated January 4, 2017

TABLE OF CONTENTS

(Not Part of Agreement)

8F.	LITIGATION, ENVIRONMENTAL AND LABOR MATTERS	18
8G.	COMPLIANCE WITH LAWS AND AGREEMENTS	19
8H.	INVESTMENT COMPANY STATUS	19
8I.	TAXES	19
8J.	ERISA	19
8K.	DISCLOSURE	19
8L.	FEDERAL RESERVE REGULATIONS	20
8M.	LIENS	20
8N.	NO DEFAULT	20
8O.	NO BURDENSOME RESTRICTIONS	20
8P.	SANCTIONS LAWS AND REGULATIONS	20
8Q.	OFFERING OF NOTES	21
9.	REPRESENTATIONS OF THE PURCHASERS	21
9A.	NATURE OF PURCHASE.	21
9B.	SOURCE OF FUNDS	21
9C.	INDEPENDENT INVESTIGATION	23
10.	DEFINITIONS; ACCOUNTING MATTERS	23
10A.	YIELD-MAINTENANCE TERMS	23
10B.	OTHER TERMS	24
10C.	ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS	37
11.	MISCELLANEOUS	38
11A.	NOTE PAYMENTS	38
11B.	EXPENSES; INDEMNIFICATION	38
11C.	CONSENT TO AMENDMENTS	40
11D.	FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST NOTES	40
11E.	PERSONS DEEMED OWNERS; PARTICIPATIONS	41
11F.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.	41
11G.	SUCCESSORS AND ASSIGNS	41
11H.	RESERVED.	41
11I.	NOTICES.	42
11J.	PAYMENTS DUE ON NON-BUSINESS DAYS	42
11K.	SEVERABILITY	42
11L.	DESCRIPTIVE HEADINGS	42
11M.	SATISFACTION REQUIREMENT.	42
11N.	GOVERNING LAW	42
11O.	CONSENT TO JURISDICTION; WAIVER OR IMMUNITIES	43
11P.	WAIVER OF JURY TRIAL	43
11Q.	SEVERALTY OF OBLIGATIONS.	43
11R.	COUNTERPARTS	44
11S.	BINDING AGREEMENT	44
11T.	MAXIMUM INTEREST PAYABLE	44
11U.	RESERVED.	44
11V.	TRANSACTION REFERENCES	44
11W.	STATUS OF NOTE DOCUMENT OBLIGATIONS	45
11X.	CONFIDENTIAL INFORMATION	45
11Y.	JUDGMENT CURRENCY	46

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PURCHASER SCHEDULE

SCHEDULE 1A – EXCLUDED REAL PROPERTY

SCHEDULE 6A – EXISTING INDEBTEDNESS

SCHEDULE 6B – EXISTING LIENS

SCHEDULE 8A – SUBSIDIARIES OF THE COMPANY

EXHIBIT A – FORM OF NOTE

EXHIBIT B – FORM OF FUNDS DELIVERY INSTRUCTION LETTER

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NewMarket Corporation

330 South Fourth Street

Richmond, Virginia 23219 USA

As of January 4, 2017

The Prudential Insurance Company of America

The Gibraltar Life Insurance Co., Ltd.

The Lincoln National Life Insurance Company

The Prudential Life Insurance Company, Ltd.

c/o Prudential Capital Group

1075 Peachtree St. NE, Suite 3600

Atlanta, Georgia 30309

Ladies and Gentlemen:

The undersigned, NewMarket Corporation, a Virginia corporation (“Company” or “Issuer”), hereby agrees with you as follows:

1. AUTHORIZATION OF ISSUE OF NOTES. The Company will authorize the issue of its senior promissory notes (the “Notes”) in the aggregate principal amount of $250,000,000, to be dated the date of issue thereof, to mature January 4, 2029, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 3.78% per annum (but increased to 4.78% per annum during the continuance of an Increased Leverage Period), but at the Default Rate if an Event of Default has occurred and is continuing and at the Default Rate on any overdue Yield-Maintenance Amount and overdue interest. The Notes will be substantially in the form of Exhibit A attached hereto.

The terms “Note” and “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Capitalized terms used herein have the meanings specified in paragraph 10.

2. PURCHASE AND SALE OF NOTES. The Issuer hereby agrees to sell to the Purchasers and, subject to the terms and conditions herein set forth, each Purchaser severally and not jointly agrees to purchase from the Issuer the aggregate principal amount of Notes set forth opposite the name of such Purchaser on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. On January 4, 2017 or any other date prior to January 4, 2017 upon which the Issuer and the Purchasers may agree (herein called the “Closing Day”), the Issuer will deliver to the Purchasers at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, one or more Notes registered in its name, evidencing the aggregate principal amount of Notes to be purchased by each Purchaser and in the denomination or denominations specified with respect to each Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the account or accounts of the Issuer set forth in a written instruction of the Issuer, in the form of Exhibit B attached hereto, delivered to the Purchasers before the Closing Day.

3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for the Notes is subject to the satisfaction, on or before the Closing Day, of the following conditions:

3A. Closing Documents. Such Purchaser shall have received the following, each dated the Closing Day:

(i) The Note(s) to be purchased by such Purchaser.

(ii) [Intentionally omitted].

(iii) Favorable opinions of Hunton & Williams LLP, special counsel to the Issuer, and M. Rudolph West, general counsel to the Company, satisfactory to each Purchaser as to such matters as any Purchaser may reasonably request. The Issuer hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser will and hereby is authorized to rely on such opinion.

(iv) The articles of incorporation of the Issuer, certified as of a recent date by the secretary of state (or the equivalent governmental authority, as applicable) of the jurisdiction of organization of the Issuer.

(v) The bylaws of the Issuer, certified by its Secretary.

(vi) An incumbency certificate signed by the Secretary or an Assistant Secretary and one other officer of the Issuer certifying as to the names, titles and true signatures of the officers of the Issuer authorized to sign this Agreement, the Notes and the Note Documents, to the extent the Issuer is a party thereto.

(vii) A certificate of the Secretary of the Issuer (A) attaching resolutions of the Board of Directors of the Issuer evidencing approval of the transactions contemplated by this Agreement and the issuance of the Notes and the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, and (B) certifying that no dissolution or liquidation proceedings as to the Issuer have been commenced or are contemplated.

(viii) A certificate of an acceptable officer of the Issuer certifying as to the matters set forth in paragraphs 3C and 3I below.

(ix) A good standing certificate (or the equivalent thereof) as to the Issuer, from the jurisdiction in which it is organized or incorporated.

(x) Such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B. Opinion of Purchaser’s Special Counsel. Such Purchaser shall have received from King & Spalding, LLP or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of the Closing Day; no Event of Default or Default shall have occurred and be continuing.

3D. Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Issuer and such Purchaser’s representations and disclosures under paragraph 9B) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3E. Payment of Fees and Expenses. The Issuer shall have paid to the Purchasers any fees due to them pursuant to or in connection with this Agreement and all reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in paragraph 3B to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Day.

3F. Payment Instructions. Each Purchaser shall have received the letter described in paragraph 2 on the letterhead of the Issuer at least 48 hours prior to the Closing Day.

3G. Sale to Other Purchasers. The Issuer shall have sold against payment to the other Purchasers the Notes to be purchased by them on the Closing Day and shall have received payment in full therefor.

3H. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

3I. Material Documents. The restrictions and conditions set forth in this Agreement and the other Note Documents are permitted under Section 6.08(iv) of the Bank Credit Agreement.

4. PREPAYMENTS. The Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A. The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C. Any prepayment made by the Issuer pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

4A. Required Prepayments of Notes. Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Notes, without Yield-Maintenance Amount, the sum of $50,000,000 on each of (u) January 4, 2025, (w) January 4, 2026, (x) January 4, 2027, (y) January 4, 2028 and (z) January 4, 2029, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates; provided that upon any partial prepayment of the Notes pursuant to paragraph 4C, the principal amount of each required prepayment of the Notes becoming due under this paragraph 4A on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

4B. [Intentionally Omitted].

4C. Optional Prepayment With Yield-Maintenance Amount. The Notes shall be subject to prepayment, in whole at any time or from time to time in part, in an integral multiple of $1,000,000 and not less than $5,000,000, at the option of the Issuer, at 100% of the principal amount so prepaid plus accrued but unpaid interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note.

4D. Notice of Optional Prepayment. The Company shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4C not less than 10 days (or such other period as may be agreed by the Required Holders) prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of the Notes held by such holder to be prepaid on such date and that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4C, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each holder of the applicable Notes which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.

4E. Application of Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes pursuant to paragraphs 4A or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4C) according to the respective unpaid principal amounts thereof.

4F. No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4C or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

5. AFFIRMATIVE COVENANTS. So long as any Note or any amount owing under this Agreement is outstanding and unpaid, the Issuer covenants as follows:

5A. Financial Statements and Other Information. The Company will deliver to each holder of any Notes in duplicate:

(i) within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than an exception resulting solely from an upcoming maturity date of the Senior 2012 Notes or the Bank Credit Agreement occurring within one year from the date such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Company: (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with paragraph 6I and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in paragraph 8D and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv) to the extent required to be delivered to the Bank Agent under the Bank Credit Agreement, concurrently with any delivery of financial statements under clause (i) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under paragraph 6I (which certificate may be limited to the extent required by accounting rules or guidelines);

(v) as soon as available, but in any event not more than forty-five (45) days following the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each quarter of such fiscal year;

(vi) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(vii) such financial and other information as such holder, or any qualified institutional buyer designated by such holder, may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act; for the purpose of this paragraph 5A(vii), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act; and

(viii) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the holder of any Note may reasonably request.

Documents required to be delivered pursuant to clauses (i), (ii) and (vi) of this paragraph 5A may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by clause (iii) of this paragraph 5A to the holder of any Note requesting such paper copies.

5B. Notices of Material Events. The Company will furnish to the holder of any Note prompt written notice of the following:

(i) the occurrence of any Default known to a Responsible Officer of the Issuer;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this paragraph 5B shall be accompanied by a statement of a Responsible Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5C. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to so maintain such authority, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any asset sale, merger, consolidation, liquidation or dissolution permitted under paragraph 6C; provided, further that neither the Company nor any Subsidiary shall be required to preserve any such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names if a Responsible Officer should reasonably determine that the preservation thereof is no longer desirable in the conduct of the Company’s or such Subsidiary’s business and such failure to so preserve is not materially adverse to the holders of the Notes.

5D. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5E. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, in accordance with industry standards and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

5F. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Required Holders, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Company may, if it so chooses, be present or participate in any such discussions), all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default has occurred and is continuing, (i) such designated representatives shall not be reimbursed for more than one such visit and inspection per year and (ii) such representatives shall give the Issuer not less than three (3) Business Days’ prior notice of its intent to conduct any such visit and inspection. The Company acknowledges that the representatives designated by the Required Holders, after exercising their rights of inspection pursuant to this paragraph 5F, may prepare and distribute to the holders of the Notes certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by such holders. To the extent that any holder of a Note or representative thereof obtains possession of any proprietary information in the course of such visit or inspection, such holder or representative shall handle such information in accordance with paragraph 11X of this Agreement.

5G. Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each of its Subsidiaries to: (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in the case of clauses (i) and (ii) of this paragraph 5G, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5H. Use of Proceeds. The proceeds from the sale of the Notes will be used only to finance the working capital needs, and for general corporate purposes, of the Issuer and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Note will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, and neither the Issuer nor any Subsidiary of the Issuer owns or has any present intention of acquiring any “margin stock” as defined in Regulation U of the Board (herein called “margin stock”).

None of the proceeds from the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U.

6. NEGATIVE COVENANTS. So long as any Note or any amount owing under this Agreement is outstanding and unpaid, the Issuer covenants as follows:

6A. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(i) the obligations incurred under the Note Documents;

(ii) Indebtedness of any Subsidiary existing on the date hereof and set forth in Schedule 6A and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses);

(iii) Indebtedness of any Subsidiary to the Company or any other Subsidiary, and Guarantees by any Subsidiary of Indebtedness of another Subsidiary permitted under clause (i), (ii), (iv) or (v) of this paragraph 6A;

(iv) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses); provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iv), when aggregated with the principal amount of similar Indebtedness of the Company, shall not exceed $150,000,000 at any time outstanding;

(v) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(vi) Indebtedness of any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (vi) at any time (excluding Indebtedness of any Subsidiary that has guaranteed the obligations of the Issuer under the Note Documents pursuant to documentation in form and substance reasonably satisfactory to the Required Holders), when aggregated with the Indebtedness of the Company and/or any Subsidiary secured by a Lien under paragraph 6B(vi) at such time, shall not exceed the greater of (x) $300,000,000 and (y) twenty percent (20%) of the Company’s Consolidated Net Tangible Assets; provided, that no Indebtedness of any Subsidiary (other than the Foreign Subsidiary Borrowers) incurred or guaranteed under the Bank Credit Agreement shall be permitted under this clause (vi); and

(vii) Indebtedness (including Guarantees of Indebtedness) of any Subsidiary incurred in connection with the Bank Credit Agreement, to the extent that each Subsidiary providing such a Guarantee has Guaranteed the obligations of the Issuer under the Note Documents pursuant to documentation in form and substance reasonably satisfactory to the Required Holders.

6B. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Permitted Encumbrances;

(ii) any Lien on Excluded Real Property;

(iii) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6B; provided that (A) such

Lien shall not apply to any other property or asset of the Company or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (A) such security interests secure Indebtedness permitted by clause (iv) of paragraph 6A or similar Indebtedness of the Company, in an aggregate principal amount not to exceed $150,000,000, (B) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Company or any Subsidiary; and

(vi) Liens on assets of the Company and its Subsidiaries not otherwise permitted above; provided that the aggregate outstanding principal amount of Indebtedness and other obligations of the Company and its Subsidiaries subject to such Liens permitted by this clause (vi) at any time (when aggregated with the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted under paragraph 6A(vi) at such time) shall not exceed the greater of (x) $300,000,000 and (y) twenty percent (20%) of the Company’s Consolidated Net Tangible Assets; provided, further, that no Lien permitted under this clause (vi) shall be granted to secure Indebtedness under the Bank Credit Agreement, the Senior 2012 Note Indenture or any other agreement that evidences or governs Indebtedness for borrowed money in an aggregate principal amount that exceeds $50,000,000 unless and until the Notes and any guaranty delivered in connection therewith are secured equally and ratably with such Indebtedness pursuant to documentation reasonably satisfactory to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and its Subsidiaries from counsel that is reasonably acceptable to the Required Holders (it being understood and agreed that the counsel to the Issuer referred to in paragraph 3A(iii) shall be reasonably satisfactory to the Required Holders to the extent such counsel render opinions of the same type as covered by such counsel in the opinions delivered under paragraph 3A(iii)).

6C. Fundamental Changes and Asset Sales (i) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole), or all or substantially all of the Equity Interests of its Subsidiaries (taken as a whole) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(A) any Person (including any Subsidiary) may merge into or consolidate with the Company or any Subsidiary in a transaction in which the Company or such Subsidiary is the surviving corporation;

(B) any Subsidiary may merge into any other Subsidiary;

(C) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or any other Subsidiary; and

(D) any Subsidiary that is not a Material Subsidiary may liquidate or dissolve if a Responsible Officer of the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes.

(ii) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than (A) businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or incidental thereto and (B) real estate holding and/or development activities.

(iii) The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Closing Day.

6D. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

6E. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate and (iii) any Restricted Payment permitted by paragraph 6F. Notwithstanding the foregoing, transactions with the Charitable Foundation shall in no event be considered to be transactions with an Affiliate.

6F. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Company may declare and pay dividends, including in connection with any stock split, with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Company may make Restricted Payments pursuant to and in accordance with stock option equity or equity-based incentive plans or other benefit plans or retainer arrangements for directors, management or employees of the Company and its Subsidiaries and (iv) the Company and its Subsidiaries may make any other Restricted Payment so long as, prior to making such Restricted Payment and after giving effect (including giving effect on a Pro Forma Basis) thereto (A) no Default or Event of Default has occurred and is continuing and (B) the Leverage Ratio is less than or equal to 3.50 to 1.00; provided, however, that this paragraph 6F(iv) shall not prohibit the payment of any such Restricted Payments within 60 days after the date of declaration thereof, if as of the date of declaration such payment would have been permitted under this paragraph 6F(iv).

6G. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Note Document, the Bank Credit Agreement or the Senior 2012 Note Documents, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to any asset sale pending such sale, provided such restrictions and conditions apply only to such assets and such sale is permitted hereunder, (D) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if (1) such restrictions or conditions are customary for such Indebtedness and (2) in the case of such restrictions or conditions applicable to the Issuer (other than restrictions or conditions imposed by agreements relating to Indebtedness in an aggregate principal amount of less than $10,000,000), such restrictions and conditions are no more restrictive than the comparable restrictions and conditions set forth in this Agreement, (E) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (F) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6H. Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction after the Closing Day, other than Sale and Leaseback Transactions in respect of which the net cash proceeds received in connection therewith does not exceed $50,000,000 in the aggregate during any fiscal year of the Company, determined on a consolidated basis for the Company and its Subsidiaries.

6I. Financial Covenants. (i) Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2017, of (A) Consolidated Total Indebtedness to (B) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00; provided that to the extent that an Increased Leverage Period is in effect, then the Leverage Ratio shall not be greater than 4.00 to 1.00.

(ii) Minimum Interest Coverage Ratio. The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2017, of (A) Consolidated EBIT to (B) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

6J. Sanctions Laws and Regulations. (i) The Company will not, and will not permit its Subsidiaries to, directly or indirectly use the proceeds of the Notes (i) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; (ii) in each case in any manner that will result in any Sanctions Violations, to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country; (iii) in any other manner that will result in any Sanctions Violations by any party to this Agreement or (iv) in each case, except as could not reasonably be expected to result in a Material Adverse Effect or could not reasonably be expected to result in any Sanctions Violations by, or liability to, any holder of any Notes, for any purpose which would breach Anti-Corruption Laws.

(ii) The Company will not, and will not permit its Subsidiaries to, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons in any manner which would result in a Sanctions Violation; or (ii) any Sanctioned Country in any manner that would result in a Sanctions Violation, to pay or repay any amount owing to the holders of the Notes under this Agreement.

(iii) The Company will, and shall ensure that each of its Subsidiaries will (i) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and (ii) have appropriate controls and safeguards in place designed to prevent any proceeds of any Notes from being used contrary to the representations and undertakings set forth herein.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Issuer defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided;

(ii) the Issuer defaults in the payment of any interest on any Note or any other amount (other than an amount referred to in clause (i) of this paragraph 7A) for more than three (3) Business Days after the date due;

(iii) any representation or warranty made or deemed made by or on behalf of the Issuer or any Subsidiary in or in connection with this Agreement or any other Note Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(iv) the Issuer shall fail to observe or perform any covenant, condition or agreement contained in paragraphs 5A, 5B, 5C (with respect to the Issuer’s existence) or 5H, paragraph 6 or paragraph 12;

(v) the Issuer shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (i), (ii) or (iv) of this paragraph 7A) or any other Note Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Required Holders to the Company (which notice will be given at the request of any holder of a Note);

(vi) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace and cure periods);

(vii) (A) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (A) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) any “Event of Default” under the Bank Credit Agreement (or equivalent provision) occurs (whether or not waived or cured);

(viii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(ix) the Company or any Material Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (viii) of this paragraph 7A, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(x) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(xi) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by an unaffiliated third party insurer that has not denied coverage) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(xii) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(xiii) a Change in Control shall occur;

(xiv) any material provision of any Note Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Note Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Note Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(xv) the subordination provisions of any Subordinated Indebtedness shall cease to be in full force and effect (other than in accordance with their terms);

then (a) if such event is an Event of Default specified in clauses (i) or (ii) of this paragraph 7A, any holder of any Note (other than the Issuer or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Issuer, (b) if such event is an Event of Default specified in clauses (viii) or (ix) of this paragraph 7A with respect to the Issuer, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Issuer, and (c) with respect to any event constituting an Event of Default (including an event described in clause (a) above), the Required Holders of the Notes may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Issuer.

The Issuer acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Issuer in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holders of the Notes may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Issuer shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Issuer shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D. Other Remedies. If any Event of Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS AND WARRANTIES. The Issuer represents and warrants to the Purchasers as follows:

8A. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 8A hereto identifies each Subsidiary as of the Closing Day, noting whether such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 8A as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens (it being understood and agreed that the representation and warranty contained in this sentence shall cease to apply to any such shares or other equity interests to the extent such shares or other equity interests have been sold, transferred or otherwise disposed of by the Company or such Subsidiary to a non-affiliated third party in accordance with the terms of this Agreement following the Closing Day). Other than pursuant to stock option equity or equity-based incentive plans or other benefit plans or retainer arrangements for directors, management or employees of the Company and its Subsidiaries or as otherwise permitted by this Agreement, there are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary.

8B. Authorization; Enforceability. The Transactions are within the Issuer’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Note Documents to which the Issuer is a party have been duly executed and delivered by the Issuer and constitute a legal, valid and binding obligation of the Issuer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

8C. Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

8D. Financial Condition; No Material Adverse Change. (i) The Company has heretofore furnished to the Purchasers its consolidated balance sheet and statements of income, stockholders equity and cash flows (A) as of and for the fiscal year ended December 31, 2015 reported on by PricewaterhouseCoopers LLP, independent public accountants, and (B) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2016, June 30, 2016 and September 30, 2016, in each case, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (B) above.

(ii) Since December 31, 2015, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

8E. Properties. (i) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, other than Liens permitted by paragraph 6B.

(ii) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8F. Litigation, Environmental and Labor Matters. (i) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer of the Company, threatened in writing against the Company or any of its Subsidiaries (A) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect or (B) that involve this Agreement or the Transactions.

(ii) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability on the part of the Company or any of its Subsidiaries.

(iii) There are no strikes, lockouts or slowdowns against the Company or any of its Subsidiaries pending or, to the knowledge of any Responsible Officer, threatened in writing. The hours worked by and payments made to employees of the Company and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. All material payments due from the Company or any of its

Subsidiaries, or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Company or any of its Subsidiaries is bound.

8G. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority (including, without limitation, Anti-Corruption Laws) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8H. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

8I. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

8J. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Issuer in the preceding sentence is made in reliance upon and subject to the accuracy of the representations and disclosures of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

8K. Disclosure. The Issuer have disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information (other than information of a general economic or industry nature) furnished by or on behalf of the Company or any Subsidiary to the Purchasers in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

8L. Federal Reserve Regulations. Neither the Issuer, nor any agent acting on behalf of the Issuer, has taken any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect. The Issuer is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock and the aggregate market value of all margin stock owned by the Issuer and its Subsidiaries does not exceed 10% of the aggregate value of the assets thereof, as determined by any reasonable method. None of the proceeds from the sale of any Notes will be used to finance a Hostile Tender Offer.

8M. Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by paragraph 6B.

8N. No Default. No Default or Event of Default has occurred and is continuing.

8O. No Burdensome Restrictions. The Issuer is not subject to any Burdensome Restrictions except Burdensome Restrictions permitted under paragraph 6G.

8P. Sanctions Laws and Regulations. (i) None of the Company or its Subsidiaries or to the knowledge of a Responsible Officer their respective directors, officers, employees, agents or representatives acting or benefiting in any capacity in connection with this Agreement (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) in each case, except as could not reasonably be expected to result in a Material Adverse Effect or could not reasonably be expected to result in any Sanctions Violation by, or liability to, a holder of any Notes, has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions.

(ii) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Subsidiary has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (A) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (B) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (C) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder.

(iii) The Company and its Subsidiaries and to the knowledge of a Responsible Officer their respective directors, officers, employees, and agents have conducted their business in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

8Q. Offering of Notes.

(i) Neither the Issuer, nor any agent acting on behalf of the Issuer, has, directly or indirectly, offered the Notes or any similar security of the Issuer for sale to, or solicited any offers to buy the Notes or any similar security of the Issuer from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser(s) and not more than 10 other Institutional Investors, and neither the Issuer nor any agent acting on behalf of the Issuer has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

(ii) The Notes are not of the same class as securities of the Issuer, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 or (B) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, and managed in such investment fund, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

9C. Independent Investigation. Each Purchaser has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Issuer and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Issuer. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

“Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Bank Agent” means any Person (including its branches and affiliates) in its capacity as administrative agent for the lenders party to the Bank Credit Agreement.

“Bank Credit Agreement” means that certain Credit Agreement, dated as of October 28, 2014, by and among the Company, certain Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of July 15, 2016, and Amendment No. 2 to Credit Agreement, dated as of December 22, 2016, and as the same may be further amended, restated, amended and restated, refinanced, supplemented, replaced or otherwise modified from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means any day other than (i) a Saturday or a Sunday and (ii) a day on which commercial banks in New York City are required or authorized to be closed.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (i) or (ii) of paragraph 6G.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means: (i) any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than Bruce C. Gottwald, Floyd D. Gottwald, Jr. or members of their respective families, or investment entities owned entirely (directly or indirectly) by them or members of their respective families, either individually or acting in concert with one or more other persons, shall have acquired beneficial ownership, directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Company entitled to vote in the election of members of the governing body of the Company, other than securities having such power only by reason of the happening of a contingency; (ii) the occurrence, during any period of 24 consecutive months, of a change in the composition of the governing body of the Company such that a majority of the members of any such governing body are not Continuing Members; (iii) the occurrence of any “Change of Control” or similar event as defined in any agreement or instrument evidencing any Material Indebtedness with an original principal amount in excess of $50,000,000; (iv) the failure at any time of the Company to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of Ethyl Corporation or Afton Chemical Corporation or the failure at any time of the Company to have the ability to elect all of the governing body of Ethyl Corporation or Afton Chemical Corporation; or (v) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower.

“Charitable Foundation” means The NewMarket Foundation, a non-stock, non-profit Virginia corporation formed by the Company which qualifies as an exempt organization under section 501(c)(3) of the Code which is organized and operated solely for charitable purposes.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing Day” has the meaning specified in paragraph 2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the preamble.

“Competitor” means any Person who is engaged directly, as a significant part of its activities, in the business of manufacturing and selling lubricant and fuel additives.

“consolidated” means the consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated financial statements referred to in paragraph 5A(i).

“Consolidated EBIT” means, for any period, (i) Consolidated EBITDA for such period minus (ii) depreciation and amortization associated with Consolidated EBITDA for such period.

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred and (4) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any wholly owned Subsidiary of the Company.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company and its Subsidiaries, as set forth in the most recent balance sheet required to be delivered pursuant to paragraph 5A(i) or 5A(ii), in each case, giving pro forma effect to any Material Acquisition or Material Disposition that shall have occurred since the end of the applicable fiscal quarter, minus (i) all current liabilities and (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (ii) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (iii) Indebtedness of the type referred to in clauses (i) or (ii) hereof of another Person guaranteed by the Company or any of its Subsidiaries.

“Continuing Members” means any member of the governing body of the Company (i) who was a member of such governing body on the first day of a period of 24 consecutive months or (ii) whose nomination for election or election to such governing body was approved by a majority of the members who were either members of such governing body on the first day of such period or whose nomination or election was previously so approved.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” means, at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (A) two percent (2%) over the rate of interest in effect immediately prior to such Event of Default and (B) two percent (2%) over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York City as its Prime Rate.

“Designated Persons” means any Person listed on a Sanctions List.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material, or to human health and safety matters (including occupational health and safety) involving exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to section 412(d)

of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (vii) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Real Property” means the real property listed on Schedule 1A.

“Fair Market Value” means, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Foreign Subsidiary Borrower” means any Subsidiary (other than a Domestic Subsidiary) that becomes a Foreign Subsidiary Borrower pursuant to Section 2.23 of the Bank Credit Agreement (or any successor provision) and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided that the term Guarantee shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.

“including” means, unless the context clearly requires otherwise, “including without limitation”.

“Increased Leverage Period” means (i) any fiscal quarter in which (A) the Company or any of its Subsidiaries consummates a Material Acquisition and (B) the Company notifies the holders of the Notes in writing of its intent to increase the maximum required Leverage Ratio as a result thereof (such notice, an “Increase Election”) and (ii) the immediately following three fiscal quarters; provided, however, that the Company may not elect to implement an Increased Leverage Period more than twice during the term of this Agreement.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than accounts payable), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of such Indebtedness shall be deemed to be the lesser of (x) the outstanding principal amount of such Indebtedness plus all accrued and unpaid interest relating thereto and (y) the fair market value of the property secured by any such Lien, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (xi) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“INHAM Exemption” shall have the meaning specified in paragraph 9B(v).

“Institutional Investor” means any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Issuer” shall have the meaning specified in preamble.

“Interest Coverage Ratio” has the meaning assigned to such term in paragraph 6I(ii).

“Leverage Ratio” has the meaning assigned to such term in paragraph 6I(i).

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (B) all or substantially all of the common stock or other Equity Interests of a Person, and (ii) involves the payment of consideration by the Company or any of its Subsidiaries in excess of $50,000,000

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement or the rights or remedies of the holders of the Notes hereunder.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $50,000,000.

“Material Indebtedness” means Indebtedness (other than Indebtedness evidenced by the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (i) which guarantees Material Indebtedness with an original principal amount in excess of $50,000,000, (ii) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to paragraph 5A, contributed greater than five percent (5%) of the Company’s Consolidated EBITDA for such period or (iii) which contributed greater than five percent (5%) of the Company’s Consolidated Total Assets as of such date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” shall have the meaning specified in paragraph 9B(i).

“Net Mark-to-Market Exposure” of any Person means, as of any date of determination with respect to any obligations arising under any Swap Agreement, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such obligation. “Unrealized losses” means the fair market value of the cost to such Person of replacing the Swap Agreement giving rise to such obligation as of the date of determination (assuming the Swap Agreement to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Note Document” means, collectively, this Agreement, the Notes and any guaranty, other agreement or instrument executed in connection with the foregoing.

“Notes” shall have the meaning specified in paragraph 1.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due and payable or are being contested in compliance with paragraph 5D;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are either not overdue by more than forty-five (45) days or are being contested in compliance with paragraph 5D;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments and Liens arising under ERISA or the Code with respect to an employee benefit plan (as defined in Section 313 of ERISA) that do not constitute an Event of Default under clause (xi) or clause (xii), respectively, of paragraph 7;

(f) easements, defects in title, zoning, land use and building laws restrictions, rights-of-way, covenants, restrictions and similar encumbrances on real property imposed by law, recorded in land records or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii);

(h) Liens arising from filing UCC financing statements relating solely to (i) leases not prohibited by this Agreement and (ii) consignments and/or bailments;

(i) Liens and deposits in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(k) licenses (with respect to intellectual property and other property), leases or subleases granted to third parties and not adversely interfering in any material respect with the ordinary conduct of the business of the Company or its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Basis” means, with respect to any event, that the Company is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to paragraph 5A.

“PTE” shall have the meaning specified in paragraph 9B(i).

“Purchasers” means The Prudential Insurance Company of America, The Gibraltar Life Insurance Co., Ltd., The Lincoln National Life Insurance Company, The Prudential Life Insurance Company, Ltd., and their respective successors and assigns with respect to the Notes.

“QPAM Exemption” shall have the meaning specified in paragraph 9B.

“Related Party” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Responsible Officer” means any of the president, the chief executive officer, the chief operating officer, a Financial Officer or a vice president of the Issuer or such other representative of the Issuer as may be designated in writing by any one of the foregoing with the consent of the Required Holders; and, with respect to the financial covenants only, a Financial Officer of the Company.

“Required Holders” means the holder or holders of more than 50% of the aggregate principal amount of the Notes, as the context may require, from time to time outstanding.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means;

(a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty’s Treasury of the United Kingdom; and

(b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“Sanctions Violations” means any violation of any Sanctions by the Company or any of its Subsidiaries, or a holder of any Notes, as such Sanctions Lists or Sanctions are in effect from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior 2012 Note Documents” means the Senior 2012 Notes, the Senior 2012 Note Indenture, the Senior 2012 Note Guaranty and each other document executed in connection with the Senior 2012 Notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time thereafter.

“Senior 2012 Note Guaranty” means any guaranty executed and delivered pursuant to the Senior 2012 Note Indenture.

“Senior 2012 Note Indenture” means the Indenture entered into by the Company and the trustee named therein pursuant to which the Senior 2012 Notes are issued, as such Indenture may be amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time thereafter.

“Senior 2012 Notes” means the Company’s $350,000,000 in aggregate principal amount of 4.10% Senior Notes due December 15, 2022, issued pursuant to the Senior 2012 Note Indenture, as such Senior 2012 Notes may be amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time.

“Subordinated Indebtedness” means any Indebtedness for borrowed money of the Company or any Subsidiary with an original principal amount in excess of $50,000,000 (other than intercompany Indebtedness permitted by paragraph 6A(iii)) which is subordinated by the terms of the Subordinated Indebtedness Documents in right of payment to the obligations under the Note Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company. For purposes of this Agreement and the other Note Documents, the Charitable Foundation shall not be considered to be a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such office.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Issuer of this Agreement and the other Note Documents, the issuance of the Notes and the use of the proceeds thereof.

“Transferee” means any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly Owned Subsidiary” means any corporation or other business entity, all of the stock or other equity security of every class (other than a de minimis number of directors’ qualifying shares) of which is, at the time as of which any determination is being made, owned by the Company either directly or through Wholly Owned Subsidiaries, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly Owned Subsidiary) to acquire shares of capital stock or other equity interests of such corporation.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

10C. Accounting Principles, Terms and Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the holders of Notes that the Company wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notifies the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Company and the Required Holders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.

11. MISCELLANEOUS.

11A. Note Payments. So long as any Purchaser shall hold any Note, the Issuer will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Issuer agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office.

11B. Expenses; Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Issuer shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all reasonable and documented out-of-pocket expenses arising in connection with such transactions, including (i) (A) all stamp and documentary taxes and similar charges, (B) costs of obtaining a private placement number for the Notes and (C) reasonable fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes; (ii) document production and duplication charges and the reasonable and documented fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (A) this Agreement and the transactions contemplated hereby and (B) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted; (iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser’s or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and (iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Issuer.

The Issuer will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instructions) for all fees and costs paid or payable by such Purchaser or holder to the SVO in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization acceding to the authority thereof.

The Issuer shall indemnify each holder of the Notes and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Notes, the other Note Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or under the Notes, the other Note Documents, or the consummation of the transactions contemplated hereby or thereby, (ii) any Notes or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Issuer or any of its Subsidiaries, or any Environmental Liability related in any way to the Issuer or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any of the Issuer’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This paragraph 11B shall not apply with respect to Taxes other than any Taxes that are permitted under relevant applicable law as losses or damages arising from any non-Tax claim.

The obligations of the Issuer under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Issuer shall obtain the written consent to such amendment, action or omission to act, of the Required Holders of the Notes except that, (i) with the written consent of the holders of all Notes, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes, at the time outstanding (and not without such written consents), the Notes may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes, or affect the time, amount or allocation of any prepayment and (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Issuer and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto means this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. The Issuer shall keep at its principal or registered office a register in which the Issuer shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note, at the principal office of the Issuer, the Issuer shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Issuer. Whenever any Notes are so surrendered for exchange, the Issuer shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Issuer will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note. The Issuer shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. Any Transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations and disclosures under paragraph 9B.

11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Issuer may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Issuer shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Issuer in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided, however, that, so long as no Event of Default has occurred and is continuing, no Competitor may acquire any Notes hereunder without the prior written consent of the Company. The applicable Purchaser shall give the Company prompt written notice of any assignment of a Note.

11H. Reserved.

11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such other holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to either Issuer, addressed to it at 330 South Fourth Street, Richmond, Virginia 23219 USA, Attention: Chief Financial Officer, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Responsible Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2.

11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, then and in such event payment shall be made on the next succeeding Business Day, but shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holders, the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

11O. Consent to Jurisdiction; Waiver or Immunities. The Issuer hereby irrevocably submit to the exclusive jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, and the Issuer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. The Issuer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Issuer agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to it at its address specified in paragraph 11I. The Issuer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 11L shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against the Issuer or its property in the courts of any other jurisdiction. To the extent that the Issuer has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this agreement.

11P. WAIVER OF JURY TRIAL. THE ISSUER AND THE HOLDERS OF THE NOTES WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE HOLDERS OF THE NOTES AND THE ISSUER EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE HOLDERS OF THE NOTES AND THE ISSUER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11Q. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Issuer of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11R. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

11S. Binding Agreement. When this Agreement is executed and delivered by the Issuer and the Purchasers, it shall become a binding agreement among the Issuer and the Purchasers.

11T. Maximum Interest Payable. The Issuer, each Purchaser and any other holder of the Notes specifically intend and agree to limit contractually the amount of interest payable under this Agreement, the Notes and all other instruments and agreements related hereto and thereto to the maximum amount of interest lawfully permitted to be charged under applicable law. Therefore, none of the terms of this Agreement, the Notes or any instrument pertaining to or relating to this Agreement or the Notes shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate permitted to be charged under applicable law, and neither the Issuer, nor any guarantor or any other party liable or to become liable hereunder, under the Notes, any guaranty or under any other instruments and agreements related hereto and thereto shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of this paragraph 11T shall control over all other provisions of this Agreement, the Notes, any guaranty or any other instrument pertaining to or relating to the transactions herein contemplated. If any amount of interest taken or received by a Purchaser or any holder of a Note shall be in excess of said maximum amount of interest which, under applicable law, could lawfully have been collected by such Purchaser or such holder incident to such transactions, then such excess shall be deemed to have been the result of a mathematical error by all parties hereto and shall be refunded promptly by the Person receiving such amount to the party paying such amount, or, at the option of the recipient, credited ratably against the unpaid principal amount of the Note or Notes held by a Purchaser or such holder, respectively. All amounts paid or agreed to be paid in connection with such transactions which would under applicable law be deemed “interest” shall, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the stated term of this Agreement and the Notes. “Applicable law” as used in this paragraph means that law in effect from time to time which permits the charging and collection of the highest permissible lawful, nonusurious rate of interest on the transactions herein contemplated including laws of the State of New York and of the United States of America, and “maximum rate” as used in this paragraph means, with respect to each of the Notes, the maximum lawful, nonusurious rates of interest (if any) which under applicable law may be charged to the Issuer from time to time with respect to such Notes.

11U. Reserved.

11V. Transaction References. The Issuer agrees that Prudential Capital Group may (i) refer to its role in originating the purchase of the Notes from the

Issuer, as well as the identity of the Issuer and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference, provided that the Company has consented in writing to each such reference, which consent may not be unreasonably withheld, qualified or delayed.

11W. Status of Note Document Obligations. The obligations incurred under the Note Documents are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which any Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the holders of any Note may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

11X. Confidential Information. For the purposes of this paragraph 11X, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (i) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (iii) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (iv) constitutes financial statements delivered to such Purchaser under paragraph 5A that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (A) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (B) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this paragraph 11X, (C) any other holder of any Note, (D) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this paragraph 11X), (E) any Person from which it offers to purchase any security of the Issuer (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this paragraph 11X), (F) any federal or state regulatory authority having jurisdiction over such Purchaser, (G) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (H) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11X as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this paragraph 11X .

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11X, this paragraph 11X shall not be amended thereby and, as between such Purchaser or such holder and the Company, this paragraph 11X shall supersede any such other confidentiality undertaking.

11Y. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note from Dollars into another currency, the parties hereby agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which the holders of the Notes, in accordance with normal banking procedures, could purchase such other currency (after payment of any premium and costs of exchange) on the Business Day preceding that on which such final judgment is given. Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any holder of a Note in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Issuer, shall constitute a discharge of the obligation of the Issuer under this Agreement or the Notes only to the extent of the amount of Dollars which such holder of a Note could purchase with the amount of such other currency in accordance with normal banking procedures. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder of a Note, the Issuer jointly agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such holder of a Note against such loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder of Notes from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order.

[Signature pages follow]

Very truly yours,

NEWMARKET CORPORATION

By:	/s/ Brian D. Paliotti
Name:	Brian D. Paliotti
Title:	Vice President and Chief Financial Officer

Signature Page to Note Purchase Agreement

The foregoing Agreement is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Kyle Ulep
Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management Japan Co., Ltd., as Investment Manager

	By:	PGIM, Inc., as Sub-Adviser

	By:	/s/ Kyle Ulep
Vice President

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Kyle Ulep
Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management Japan Co., Ltd., as Investment Manager

	By:	PGIM, Inc., as Sub-Adviser

	By:	/s/ Kyle Ulep
Vice President

PURCHASER SCHEDULE

NewMarket 3.78% Notes Denominations
	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA		$62,500,000.00
$19,000,000.00
$15,600,000.00
$7,900,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

	Currency:	USD
	Instructions:	Remit Payment on Effective Date (aka Due Date)
	Beneficiary Name:	U.S. Bank as Paying Agent for Prudential as Admin Agent
	Beneficiary Address:	214 N. Tryon St 26th Floor Charlotte, NC 28201
	Primary Bank Name:	U.S. Bank as Paying Agent for Prudential as Admin Agent
	Primary ABA Number:	091000022
	Account Name:	Paying Agent DDA – NewMarket Corporation
Account Number:
FFC:

(2)	Address for all communications and notices:

The Prudential Insurance Company of America c/o Prudential Capital Group 1075 Peachtree Street Suite 3600 Atlanta, Georgia 30309

Attention: Managing Director
cc: Vice President and Corporate Counsel

and copy for all notices relating solely to scheduled principal and interest payments to:

The Prudential Insurance Company of America c/o PGIM, Inc. Prudential Tower 655 Broad Street 14th Floor - South Tower Newark, NJ 07102
Attention: PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102

Attention: Michael Iacono - Trade Management manager

	(b)	Send copy by email to:

(4)		Tax Identification No.: 22-1211670

NewMarket 3.78% Notes Denominations
	THE GIBRALTAR LIFE INSURANCE CO., LTD.		$72,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

	Currency:	USD
	Instructions:	Remit Payment on Effective Date (aka Due Date)
	Beneficiary Name:	U.S. Bank as Paying Agent for Prudential as Admin Agent
	Beneficiary Address:	214 N. Tryon St 26th Floor Charlotte, NC 28201
	Primary Bank Name:	U.S. Bank as Paying Agent for Prudential as Admin Agent
	Primary ABA Number:	091000022
	Account Name:	Paying Agent DDA – NewMarket Corporation
Account Number:
FFC:

(2)	Address for all communications and notices:

Prudential Private Placement Investors, L.P. c/o Prudential Capital Group 1075 Peachtree Street Suite 3600 Atlanta, Georgia 30309

Attention: Managing Director
cc: Vice President and Corporate Counsel

and copy for all notices relating solely to scheduled principal and interest payments to:

The Gibraltar Life Insurance Co., Ltd. 2-13-10, Nagata-cho Chiyoda-ku, Tokyo 100-8953, Japan

Attention: Osamu Egi, Team Leader of Investment Administration Team
E-mail:

and e-mail copy to:

Attention: Tetsuya Sawazaki, Manager of Investment Administration Team
E-mail:

(3)		Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102

Attention: Michael Iacono - Trade Management manager

	(b)	Send copy by email to:

(4)	Tax Identification No.: 98-0408643

NewMarket 3.78% Notes Denominations
	THE LINCOLN NATIONAL LIFE INSURANCE COMPANY		$50,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

	Currency:	USD
	Instructions:	Remit Payment on Effective Date (aka Due Date)
	Beneficiary Name:	U.S. Bank as Paying Agent for Prudential as Admin Agent
	Beneficiary Address:	214 N. Tryon St 26th Floor Charlotte, NC 28201
	Primary Bank Name:	U.S. Bank as Paying Agent for Prudential as Admin Agent
	Primary ABA Number:	091000022
	Account Name:	Paying Agent DDA – NewMarket Corporation
Account Number:
FFC:

(2)	Address for all communications and notices:

Prudential Private Placement Investors, L.P. c/o Prudential Capital Group 1075 Peachtree Street Suite 3600 Atlanta, Georgia 30309 Attention: Managing Director cc: Vice President and Corporate Counsel

and copy for all notices relating solely to scheduled principal and interest payments and written confirmations of wire transfers to:

The Bank of New York Mellon Corp. P.O. Box 392003 Pittsburgh, PA 15251-9003 Attention: P&I Dept.

Reference: Account Name-The Lincoln National Life Insurance Company / Custody Account No.

and

Lincoln Financial Group 1300 South Clinton Street, 5C-00 Fort Wayne, IN 46802

Attention: JoAnn Bryan - Investment Accounting
Fax: (260) 455-2622

(3)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

The Depository Trust Company 570 Washington Blvd - 5th floor Jersey City, NJ 07310 Attention: BNY Mellon/Branch Deposit Department

Please include in the cover letter accompanying the Notes a reference to the Purchaser’s account number (Account Name: The Lincoln National Life Insurance Company; Custody Account Number: ).

	(b)	Send copy by email:

and

(4)	Tax Identification No.: 35-0472300

NewMarket 3.78% Notes Denominations
	THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.		$23,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

	Currency:	USD
	Instructions:	Remit Payment on Effective Date (aka Due Date)
	Beneficiary Name:	U.S. Bank as Paying Agent for Prudential as Admin Agent
	Beneficiary Address:	214 N. Tryon St 26th Floor Charlotte, NC 28201
	Primary Bank Name:	U.S. Bank as Paying Agent for Prudential as Admin Agent
	Primary ABA Number:	091000022
	Account Name:	Paying Agent DDA – NewMarket Corporation
Account Number:
FFC:

(2)	Address for all communications and notices:

Prudential Private Placement Investors, L.P. c/o Prudential Capital Group 1075 Peachtree Street Suite 3600 Atlanta, Georgia 30309

Attention: Managing Director
cc: Vice President and Corporate Counsel

and copy for all notices relating solely to scheduled principal and interest payments to:

The Prudential Life Insurance Company, Ltd. 2-13-10, Nagatacho Chiyoda-ku, Tokyo 100-0014, Japan

Attention: Kazuhito Ashizawa, Team Leader of Investment Administration Team
E-mail:

and e-mail copy to:

Attention: Kohei Imamura, Manager of Investment Administration Team
E-mail:

(3)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102

Attention: Michael Iacono - Trade Management manager

	(b)	Send copy by email to:

(4)	Tax Identification No.: 98-0433392

Schedule 1A - Excluded Real Property

1)	Foundry Park II, LLC
2)	Gamble’s Hill, LLC
3)	Gamble’s Hill Lab, LLC
4)	Gamble’s Hill Landing, LLC
5)	Gamble’s Hill Third Street, LLC
6)	Gamble’s Hill Tredegar, LLC
7)	Lewistown Road, LLC
8)	Old Town, LLC

Schedule 6A - Existing Indebtedness

1)	Afton Chemical (Beijing) Co., Ltd. - revolving loan facility with Bank of America with borrowing limit of $8 million USD (to which Afton Chemical (Suzhou) Co., Ltd. is also a party), and a revolving loan facility with DBS Bank with borrowing limit of $10 million
2)	Afton Chemical Corporation, Ethyl Corporation, Afton Chemical Canada, Inc. - outstanding surety bonds with aggregate value of $3,333,395.00 USD
3)	Afton Chemical Asia PTE Ltd. - capital lease obligation of $5,039,958.00 USD
4)	Afton Chemical Asia PTE Ltd. and Afton Chemical Asia Pacific Australia - performance guarantees in aggregate amount of $1,004,950.00 USD
5)	Afton Chemical Limited and Afton Chemical SPRL - performance guarantees and bid bonds in an aggregate amount of $905,609.00 USD

Schedule 6B – Existing Liens

None

Schedule 8A - Subsidiaries

Subsidiary	Jurisdiction of Formation	Company’s Ownership Interest	“Material Subsidiary” (Y or blank for No)*
ACC Services SRL	Argentina	100% indirectly
Afton Chemical Additives Corporation	Virginia	100% indirectly
Afton Chemical Asia Pacific LLC	Virginia	100% indirectly
Afton Chemical Asia Pte. Ltd.	Singapore	100% indirectly	Y
Afton Chemical (Beijing) Co., Ltd.	China	100% indirectly	Y
Afton Chemical Canada Corporation	Canada	100% indirectly	Y
Afton Chemical Canada Holdings, Inc.	Virginia	100% indirectly
Afton Chemical China Corporation Pte. Ltd.	Singapore	100% indirectly
Afton Chemical Corporation	Delaware	100% directly	Y
Afton Chemical de Mexico S.A. de C.V.	Mexico	100% indirectly
Afton Chemical de Venezuela, C.A.	Venezuela	100% indirectly
Afton Chemical EA Holdings S.à.r.l	Luxembourg	100% indirectly	Y
Afton Chemical France succursale D’Afton Chemical SPRL	France	100% indirectly
Afton Chemical GmbH	Germany	100% indirectly
Afton Chemical Hyderabad Pvt. Ltd.	India	100% indirectly
Afton Chemical India Private Limited	India	100% indirectly
Afton Chemical Indústria de Aditivos Ltda	Brazil	100% indirectly
Afton Chemical Intangibles LLC	Virginia	100% indirectly
Afton Chemical International Holdings S.à.r.l.	Luxembourg	100% indirectly
Afton Chemical Japan Corporation	Japan	100% indirectly
Afton Chemical Korea Co., Ltd.	Korea	100% indirectly
Afton Chemical Limited	United Kingdom	100% indirectly	Y
Afton Chemical Mexico Holdings, LLC	Virginia	100% indirectly
Afton Chemical SPRL	Belgium	100% indirectly
Afton Chemical (Suzhou) Co., Ltd.	China	100% indirectly
Afton Chemical Switzerland GmbH	Switzerland	100% indirectly
Afton Chemical UK Holdings Limited	United Kingdom	100% indirectly
Afton Chemical UK LLP	United Kingdom	100% indirectly
Afton Chemical UK Partner, LLC	Virginia	100% indirectly
Afton Cooper Limited	United Kingdom	100% indirectly
EID Corporation	Liberia	100% indirectly
Ethyl Asia Pacific LLC	Virginia	100% indirectly
Ethyl Canada Holdings, Inc.	Virginia	100% indirectly
Ethyl Canada Inc.	Canada	100% indirectly

Schedule 8A - Subsidiaries

Ethyl Corporation	Virginia	100% directly
Ethyl Export Corporation	Virginia	100% indirectly
Ethyl Interamerica Corporation	Delaware	100% indirectly
Ethyl Ventures, Inc.	Virginia	100% indirectly
Foundry Park I, LLC	Virginia	100% indirectly
Foundry Park II, LLC	Virginia	100% indirectly
Gamble’s Hill, LLC	Virginia	100% indirectly
Gamble’s Hill Lab, LLC	Virginia	100% indirectly
Gamble’s Hill Landing, LLC	Virginia	100% indirectly
Gamble’s Hill Third Street, LLC	Virginia	100% indirectly
Gamble’s Hill Tredegar, LLC	Virginia	100% indirectly
Interamerica Terminals Corporation	Virginia	100% indirectly
Lewistown Road, LLC	Virginia	100% indirectly
Libby G Corporation	Liberia	100% indirectly
NewMarket Development Corporation	Virginia	100% directly
NewMarket Investment Company	Virginia	100% directly
NewMarket Services Corporation	Virginia	100% directly
Old Town LLC	Virginia	100% indirectly
Polartech Additives China Holding GmbH	Switzerland	100% indirectly
Polartech Ltd.	United Kingdom	100% indirectly
Servicios Afton de Mexico, S.A. de C.V.	Mexico	100% indirectly
The Edwin Cooper Corporation	Virginia	100% indirectly

EXHIBIT A

FORM OF NOTE

NEWMARKET CORPORATION

3.78% SENIOR NOTE, DUE JANUARY 4, 2029

No. [                ]

PPN 651587 A*8

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE: 3.78%

INTEREST PAYMENT DATES: JANUARY 4 AND JULY 4

FINAL MATURITY DATE: JANUARY 4, 2029

PRINCIPAL PREPAYMENT DATES AND AMOUNTS: $[                ] on each of (i) January 4, 2025, (ii) January 4, 2026, (iii) January 4, 2027, (iv) January 4, 2028 and (v) January 4, 2029.

For Value Received, the undersigned, NEWMARKET CORPORATION (the “Company”), a corporation organized and existing under the laws of the Commonwealth of Virginia, hereby promises to pay to [                ], or registered assigns, the principal sum of [                            ] Dollars, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing and no Increased Leverage Period (as defined in the Note Purchase Agreement referred to below) is in effect, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, (b) on the unpaid balance hereof at the Interest Rate per annum specified above plus 1.00% per annum if an Increased Leverage Period is in effect, payable at such rate on each Interest Payment Date and the Final Maturity Date as aforesaid, and (c) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any overdue Yield-Maintenance Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of January 4, 2017 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield-Maintenance Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

NEWMARKET CORPORATION

By:
Its:

EXHIBIT A-2

EXHIBIT B

[FORM OF FUNDS DELIVERY INSTRUCTION]

[Issuer’s Letterhead]

The Prudential Insurance Company of America

The Gibraltar Life Insurance Co., Ltd.

The Lincoln National Life Insurance Company

The Prudential Life Insurance Company, Ltd.

c/o Prudential Capital Group

1075 Peachtree St. NE, Suite 3600

Atlanta, GA 30309

Re: Funds Delivery Instruction

Ladies and Gentlemen:

As contemplated by paragraph 2 of the Note Purchase Agreement, dated as of January 4, 2017, between us, the undersigned hereby instructs you to deliver, on the Closing Day, the proceeds of all Notes in the manner required by paragraph 2 to the undersigned’s account identified below:

Account Name:	NewMarket Corporation
Account No:
Bank:	PNC Bank, N.A.
Bank City & State:	Pittsburgh, PA 15219 USA
Bank ABA No:	043 000 096
Reference:	$250MM Senior Notes

This instruction has been executed and delivered by an authorized representative of the undersigned.

Very truly yours, NEWMARKET CORPORATION

By:
Title: